Exhibit 99.5

Joseph M. Tucci Chairman and Chief Executive Officer

Personal & Confidential

January 26, 2016

Mr. Denis G. Cashman
Chief Financial Officer, EMC Information Infrastructure

Dear Denis:

This letter memorializes the terms of your appointment as Chief Financial Officer of EMC Corporation.

1.
Effective March 1, 2016, you are hereby appointed Chief Financial Officer of EMC Corporation, reporting directly to me. At such time, you will continue to serve as Chief Accounting Officer of EMC Corporation.

2.
You will be eligible to receive a one-time cash bonus in the amount of $250,000, payable upon the earlier of (i) the date upon which the merger between EMC and Dell Inc., et al. (“Dell”), pursuant to the Agreement and Plan of Merger between EMC and Dell dated October 12, 2015, becomes effective (such date, the “Closing”), and (ii) December 31, 2016, subject to your continued active employment with EMC on such payment date. All applicable taxes and authorized deductions shall be withheld from such payment.

3.
You agree and acknowledge that for purposes of clause (A) of the definition of “Good Reason” under Section 16.16 of your Change in Control Severance Agreement, dated December 31, 2011 (“CIC Agreement”), the existence of Good Reason based upon your Chief Financial Officer role or position following the Closing shall be determined based on a comparison to your role, position, duties and responsibilities, as currently in effect as Chief Financial Officer, EMC Information Infrastructure, and not by reference to those in effect as Chief Financial Officer, EMC Corporation.

For purposes of determining your “target annual bonus” as described under Section 6.1 of your CIC Agreement, the cash bonus described above in paragraph 2 will be excluded from such calculation.

4.
Except as otherwise set forth above, your CIC Agreement shall remain in effect and is not amended by this letter, and the terms and conditions of your employment with EMC, including the Key Employee Agreement, shall remain the same.

Denis, with your acceptance noted below, we will move forward as outlined above.

Sincerely,

/s/ Joseph M. Tucci
Joseph M. Tucci
Chairman and Chief Executive Officer

Accepted:

/s/ Denis G. Cashman
Signature/Date        1-26-2016

cc: Erin McSweeney